Exhibit 99.1

Mandalay Digital Group Announces Proposed Public Offering .

LOS ANGELES, March 3, 2014 /PRNewswire/ — Mandalay Digital Group, Inc. and its subsidiaries (Nasdaq: MNDL) (collectively, “Mandalay Digital” or “the Company”), today announced its intention, subject to market and other conditions, to commence a public offering of its common stock. Mandalay Digital intends to use the net proceeds from the offering for general corporate purposes, including working capital, operations and potential acquisitions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as the sole book-running manager in connection with the offering.

The offering is being made pursuant to a shelf registration statement that Mandalay Digital filed with the Securities and Exchange Commission (“SEC”) and which is effective. A prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Ladenburg Thalmann & Co., Inc., at 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137 or by calling 305.572.4200. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Mandalay Digital Group

Mandalay Digital Group, Inc., through its wholly owned subsidiary, Digital Turbine, provides mobile solutions for wireless carriers globally to enable them to better monetize mobile content. The Company’s products include mobile application management through DT Ignite, user experience and discovery through DT IQ, application stores and content through DT Marketplace, and content management and mobile payments through DT Pay. With global headquarters in Los Angeles, and offices throughout the U.S., Asia Pacific and EMEA, Mandalay Digital’s solutions are used by more than 31 million consumers each month across more than 20 global operators. For additional information, visit www.mandalaydigital.com.

Forward-Looking Statements

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases, new customers and any other statement that may be construed as a prediction of future performance or events, including as to the timing, pricing and status of the offering described above, are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include market conditions and other risks including those described from time to time in Mandalay Digital Group’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

For more information, contact:

Laurie Berman

PondelWilkinson Inc.

(310) 279-5980

pwinvestor@pondel.com